Exhibit 99.1

AMENDED AND RESTATED PUGET ENERGY, INC. STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN

This is an amendment and restatement of the Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan that was previously amended and restated in September 2002.

1.	Definitions

The following terms when used herein shall have the following meanings:

“Broker” shall mean one or more securities broker-dealers selected from time to time by the Plan Administrator to act as independent agents for the Participants in the purchase and sale of shares of the Company’s Common Stock under the Plan.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

“Company” shall mean Puget Energy, Inc.

“Dividend Payment Date” shall mean each date on which dividends are paid on the Company’s stock. These dates are usually February 15, May 15, August 15, and November 15 of each year.

“Account Authorization Form” shall mean such enrollment form as the Plan Administrator or the Company may from time to time, or upon request, furnish to Shareholders or new investors who are not Shareholders and which shall be returned to the Plan Administrator together with the Initial Cash Investment to indicate their election to participate in the Plan.

“Exchange” shall mean the New York Stock Exchange.

“Initial Cash Investment” shall mean any initial cash investment made by a Participant to the Company for purchase of shares of the Company’s Common Stock under the Plan. An Initial Cash Investment may not (a) equal less than $500 or (b) total more than $20,000.

“Optional Cash Investment” shall mean any additional cash payment made by a Participant to the Company for the purchase of shares of the Company’s Common Stock under the Plan. Optional Cash Investments may not (a) equal less than $100 each or (b) total more than $20,000 in any month.

“Participant” shall mean any Shareholder or new investor who is not a Shareholder who has enrolled in the Plan online over the Internet or has returned an Account Authorization Form to the Plan Administrator indicating election to participate in the Plan.

“Plan” shall mean the Amended and Restated Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan.

“Plan Administrator” shall mean Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. or other agent duly appointed by the Company to administer the Plan.

“Shareholder” shall mean any holder of record of the Company’s Common Stock or Preferred Stock.

2.	Purpose

The purpose of this Plan is to provide Shareholders and interested new investors with a convenient and economical method of investing cash dividends and making cash investments in shares of the Company’s Common Stock. The shares of the Company’s Common Stock purchased under this Plan with reinvested cash dividends and Initial and Optional Cash Investments will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market by the Broker or a combination thereof.

3.	Eligibility for Participation

Existing Shareholders and interested new investors who are not Shareholders are eligible to participate in the Plan and may do so by enrolling online over the Internet or by completing the Account Authorization Form and returning it to the Plan Administrator, together with an Initial Cash Investment or an Optional Cash Investment, as the case may be. Instructions for enrollment online over the Internet are provided by the Plan Administrator.

4.	Administration

The Plan Administrator shall maintain records and perform such other duties as may be required. In addition, the Plan Administrator shall send to each Participant (a) statements of the Participant’s Plan account as soon as practicable after each Dividend Payment Date, after each Initial and/or Optional Cash Investment and after any transfer, sale or withdrawal of shares under the Plan, and (b) annual and quarterly reports to Shareholders, proxy statements and income tax information for reporting dividends. Shares purchased by a Participant through the Plan shall be held by the Plan Administrator in book-entry form.

The Company shall pay all costs of administering the Plan, except as provided in this paragraph 4. Participants will pay the trading fees for any shares purchased on the open market and a fee for plan histories. No commission will be paid on any newly issued shares purchased directly from the Company under this Plan. A Participant will also incur trading fees upon the sale of shares in the Participant’s Plan account. Additional fees are set forth in the fee schedule attached as Appendix A.

5.	Reinvestment of Dividends

Shareholders may elect to have their cash dividends automatically reinvested by enrolling online over the Internet or completing the Account Authorization Form to that effect and returning it to the Plan Administrator. In such cases, cash dividends on shares held in a Participant’s Plan account will be automatically reinvested until such shares are withdrawn from the Participant’s Plan account. Reinvestment of cash dividends shall commence with dividends paid on the next Dividend Payment Date following the Plan Administrator’s receipt of the Account Authorization Form or the processing of enrollment online provided the enrollment request is received on or before the record date established for payment of the dividends. If the Plan Administrator receives the enrollment request after such record date, then the reinvestment of dividends shall commence with the Dividend Payment Date following the next established record date.

6.	Cash Investments

Participants are eligible to make Initial and/or Optional Cash Investments at any time. Shareholders or interested new investors may elect to make an Initial Cash Investment by enrolling online over the Internet or by completing the Account Authorization Form for that purpose and returning it to the Plan Administrator. Initial and/or Optional Cash Investments, or any portion thereof, may be accepted or rejected by the Plan Administrator or Company in their sole discretion. Any Initial and/or Optional Cash Investment, as applicable, or portion thereof, that is rejected by the Plan Administrator or the Company will be returned to the Participant as promptly as practical after the Plan Administrator or the Company elects to reject such investments. Initial and/or Optional Cash Investments shall be used to purchase shares of the Company’s Common Stock as promptly as practical after the Plan Administrator receives the Participant’s Initial or Optional Cash Investment, as applicable, in the form of an electronic bank transfer or check payable to Wells Fargo Shareowner Services at least once every five business days. No Participant’s Optional Cash Investments may (a) equal less than $100 each or (b) total more than $20,000 in any month. No Participants’ Initial Cash Investment may (a) equal less than $500 or (b) total more than $20,000.

7.	Optional Cash Investments Over the Maximum Monthly Amount

Participants may make an Optional Cash Investment in excess of $20,000 per month with the Company’s prior written approval. Approval is obtained by submitting a Request for Waiver. Completed Request For Waiver forms must be sent to the Company’s Investor Services Department via facsimile no later than three business days prior to the Pricing Period Start Date provided in Appendix B (which Appendix B may be amended from time to time by the Plan Administrator and an authorized officer of the Company) to this Plan for the applicable Pricing Period. If a Request for Waiver is approved, then the Participant must send to the Plan Administrator its Optional Cash Investment of greater than $20,000.

The Plan Administrator must receive the Optional Cash Investment in excess of the $20,000 monthly maximum in good funds pursuant to a Request for Waiver form by the “Optional Cash Investments Must be Received By” date as set forth on Appendix B. This date is the close of business on the last day immediately preceding the first day of the applicable Pricing Period Start Date as set forth in Appendix B. Funds received after this date will be returned to the Participant without interest.

The Company has the sole discretion whether to approve any request to make an Optional Cash Investment in excess of the $20,000 monthly maximum. In deciding whether to approve a request for waiver, the Company may consider, among other things, the following factors:

•

whether, at the time of such request, the Plan Administrator is acquiring shares of Common Stock for the Plan directly from the Company or in the open market or in privately negotiated transactions with third parties;

•	the Company’s need for additional funds;
•	the Company’s desire to obtain additional funds through the sale of Common Stock as compared to other sources of funds;
•	the purchase price likely to apply to any sale of Common Stock;
•	the extent and nature of a Participant’s prior participation in the Plan;
•	the number of shares of Common Stock a Participant holds of record; and
•	the total amount of Optional Cash Investments in excess of $20,000 per month for which Requests for Waiver have been submitted.

8.	Purchase of Shares

Shares of the Common Stock purchased under the Plan will, at the Company’s election, be newly issued shares purchased directly from the Company, shares purchased by a broker, or a combination thereof. The Company has full discretion as to whether the Common Stock purchased under the Plan will be purchased on the open market or purchased directly from the Company.

•

Common Stock purchased in the open market. The investment price of the Common Stock purchased in the open market with reinvested dividends, Initial Cash Investments or with Optional Cash Investments will be the weighted average price, including brokerage trading fees, incurred in connection with the purchase of such shares. No interest will be paid on funds held by the Plan Administrator pending investment.

•

Common Stock purchased directly from the Company. The price of the Common Stock purchased directly from the Company with reinvested dividends, Initial Cash Investments or Optional Cash Investments will be the average of the high and low sale prices of shares of the Common Stock on the Dividend Payment Date, or, as applicable, on the date on which shares are purchased with Initial or Optional Cash Investments.

The Participants will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the amount invested with respect to his, her or its Plan account, divided by the price per share of such shares for all purchases for all Participants during the applicable period.

9.	Purchase of Shares Upon a Request for Waiver

Shares purchased pursuant to a granted Request for Waiver are purchased directly from the Company. Optional Cash Investments made pursuant to a Request for Waiver will be applied to the purchase of shares of Common Stock as soon as practicable on or after the “Investment Date” as set forth in Appendix B. Shares purchased with Optional Cash Investments made pursuant to a Request for Waiver are purchased at a price equal to the average of the daily high and low sales prices computed up to three decimal places, if necessary, of the Common Stock as reported on the Exchange for the ten (10) Trading Days (as defined below) immediately preceding the applicable Investment Date. A “Trading Day” means a day on which trades in the Common Stock are reported on the Exchange. The period encompassing the first ten (10) Trading Days immediately preceding the next following Investment Date constitutes the relevant “Pricing Period.” The Plan Administrator will apply all Optional Cash Investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Common Stock as soon as practicable on or after the next following Investment Date.

A discount of 0% to 3% from the purchase price may be offered, in the Company’s sole discretion, with respect to a particular Investment Date on purchases of the Company’s Common Stock through Optional Cash Investments in excess of $20,000 per month.

10.	Minimum Waiver Price

The Company may set a minimum purchase price per share (the “Minimum Waiver Price”) for Optional Cash Investments in excess of $20,000 per month made pursuant to a granted Request for Waiver for any Pricing Period. The determination of whether to set a Minimum Waiver Price will be made at least three business days before the first day of the Pricing Period.

11.	Amendment of Investment Option

A Participant may change the investment option elected under this Plan by notifying the Plan Administrator in writing, by telephone or online over the Internet. With respect to the dividend reinvestment portion of the Plan, notices received by the Plan Administrator on or after the record date established for any Dividend Payment Date, but before the Dividend Payment Date, will be processed as soon as practicable and a separate dividend check will be mailed to the Participant.

12.	Withdrawal of Purchased Shares and Termination of Account

A Participant who has purchased shares of the Company’s Common Stock under this Plan may withdraw all or a portion of such shares by notifying the Plan Administrator, specifying in the notice the number of shares to be withdrawn. If requested, certificates for whole shares withdrawn shall be issued to the Participant or transferred to a Participant’s brokerage account. In no case shall certificates or transfers for fractional shares be issued. Any fractional share withdrawn shall be liquidated as soon as practicable after receipt of withdrawal notice by the Plan Administrator. The liquidated amount for any fractional share and certificate(s) for whole shares shall be mailed directly to the withdrawing Participant by the Plan Administrator.

If the Participant is terminating participation in this Plan, the Participant may withdraw all shares and request that a certificate be issued, that whole shares be transferred to a Participant’s brokerage account or that shares be sold and the cash proceeds be forwarded to the Participant. Such sale shall be made by the Broker. The Broker will have full discretion as to all matters relating to sales by the Broker, including the date of any sales and the prices received for such shares. The proceeds of such sale by the Broker, less trading fees, shall be paid to such Participant. Shares that are to be sold by the Broker may be aggregated with those of other selling Participants, in which case the proceeds to each selling Participant will be based on the weighted average sales price, less brokerage commissions.

13.	Common Stock Rights Offering, Stock Split, Stock Dividend

Participation in any Common Stock rights offering shall be based upon both the shares registered in the Participant’s name and the shares (including fractional shares) credited to the Participant’s Plan account in book-entry form. Any stock dividend or share resulting from any stock split with respect to shares credited to the Participant’s Plan account shall be added to such account.

14.	Voting

All shares credited to a Participant’s Plan account in book-entry form shall be voted as the Participant directs. If on the record date for a meeting of Shareholders there are shares credited to the Participant’s Plan account, the Participant (whether or not any shares are registered in the Participant’s own name) shall be sent the proxy materials for such meeting. If the Participant returns an executed proxy, all shares credited to the Participant (including any fractional shares) shall be voted in accordance with such proxy; otherwise, the Participant may vote such shares in person at such meeting.

15.	Liability

In administering this Plan, neither the Company, the Plan Administrator nor the Broker shall be liable for any good faith acts or omissions, including, but not limited to, any claim of liability

•	arising out of the failure to terminate a Participant’s Plan account upon such Participant’s death prior to receipt of a notice in writing of such death,
•	with respect to the prices or times at which shares of the Company’s Common Stock are purchased or sold, or
•	as to the value of the shares of the Company’s Common Stock acquired for Participants.

16.	Modification, Suspension and Termination

The Company reserves the right to modify, suspend or terminate this Plan at any time.

17.	Direct Registration System

Shares purchased under the Plan (unless requested otherwise by the Participant) will be in book-entry-form through the use of the Direct Registration System. Shares may be transferred from the Participant’s Plan account to a Participant’s brokerage account and vice versa.

18.	Compliance With Applicable Laws and Regulations

The Company’s obligation to offer, issue or sell shares of the Company’s Common Stock under this Plan shall be subject to (a) the Company’s obtaining any necessary approval, authorization or consent from any regulatory authority having jurisdiction and from any stock exchange on which shares of the Company’s Common Stock may then be listed and (b) the condition that, at the time of the offer, issuance or sale, the price at which such shares are being offered, issued or sold shall be at least equal to the then stated value of such shares.

APPENDIX A

FEE SCHEDULE

Enrollment fee for new investors	No charge
Purchase of shares	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Reinvestment of dividends	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Optional cash investments	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Sale of shares (partial or full): Transaction fee	$15 per sale transaction or liquidation
Trading fee	Currently $0.10 per share
Gift or transfer of shares	No charge
Safekeeping of stock certificates	No charge
Certificate issuance	No charge
Returned checks	$25 per check or transaction
Duplicate statements:
Current year	No charge
Prior year(s)	$15 flat fee per request per each prior year

APPENDIX B

“Request for Waiver” Optional Cash Investments of More than $20,000 Per Month

Year	Threshold Price and Waiver Discount, if any, will be set by	Optional Cash Investments Must be Received by	Pricing Period Start Date	Investment Date
2007	January 19	January 23	January 24	February 7
	February 8	February 12	February 13	February 28
	March 1	March 5	March 6	March 20
	March 22	March 26	March 27	April 11
	April 19	April 23	April 24	May 8
	May 9	May 11	May 14	May 29
	May 30	June 1	June 4	June 18
	June 26	June 28	June 29	July 16
	July 19	July 23	July 24	August 7
	August 8	August 10	August 13	August 27
	September 30	September 4	September 5	September 19
	September 21	September 25	September 26	October 10
	October 18	October 22	October 23	November 6
	November 6	November 8	November 9	November 26
	November 29	December 3	December 4	December 18

PRICING PERIODS ARE AT THE DISCRETION OF PUGET ENERGY, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND INVESTMENT DATES MAY VARY. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT 1-800-997-8438.

NOTE:   Dates for years subsequent to 2007 will be available on Puget Energy’s website at www.pugetenergy.com